Exhibit 1
Japan
     This description of Japan is dated September 9, 2005 and appears as Exhibit 1 to Japan’s Annual Report on Form 18-K to the U.S.  Securities and Exchange Commission for the fiscal year ended March 31, 2005.

     THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF OR GUARANTEED BY JAPAN.

FURTHER INFORMATION
     This document appears as an exhibit to Japan’s Annual Report filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2005. Additional information with respect to Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

     In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 7, 2005, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥ 109.67 =$1.00, and the noon buying rate on September 6, 2005 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥ 109.67 =$1.00. See “Foreign Trade and Balance of Payments — Foreign Exchange Rates”.
     References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years.

Japan
GENERAL
Area and Population
     Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.
     Japan has a total population of approximately 127.6 million (estimated as of March 2005). It has one of the highest population densities in the world and approximately 22% of its people are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s average annual rate of population increase during the years 2000-2004 was 0.11%. Japan’s population increased 0.05% during the 12 months ended December 1, 2004.
Government
     The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 480 members and a House of Councillors having 242 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving the national budget and electing the Prime Minister.
     The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.
     Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.
Political Parties
     Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on October 10, 2003 and an election was held on November 9, 2003. Three-hundred members were elected from single-member districts and 180 members were elected through a proportional representation process from 11 regional districts. The House of Councillors currently consists of 242 members who are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2004, 121 members were elected, of which 48 members were elected through a proportional representation system and 73 members were elected from 47 districts that correspond to one metropolis and 46 prefectures of Japan. Currently, the House of Councillors consists of 121 members who were elected in July 2001 and 121 members who were elected in July 2004.

     The following tables sets forth the membership by political party of the House of Representatives as of April 28, 2005 and the House of Councillors as of August 17, 2005.

House of
Representatives
Liberal Democratic Party	250
Democratic Party of Japan and Club of Independents	176
New Komeito	34
Japanese Communist Party	9
Social Democratic Party	6
Independents	3
Vacancies	2

Total	480

House of
Councillors
Liberal Democratic Party	114
The Democratic Party and The Shin-Ryokufukai	84
New Komeito	24
Japanese Communist Party	9
Social Democratic Party	6
Independents	5
Greens	0
Vacancies	0

Total	242

International Organizations
     Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

THE ECONOMY
General
     Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.
     The Japanese economy has experienced a significant downturn since the early 1990s, in the aftermath of the collapse of the “bubble” economy, which has been characterized by, among other things, a depreciation in asset values (particularly affecting the domestic real estate and securities markets), reduced capital investment and housing construction and the deterioration in credit quality of loans and other assets in the financial system. In the wake of failures of Japanese banks and other financial institutions, beginning in JFY 1997, a series of legislative measures were taken to stabilize the Japanese financial system, including legislation authorizing the Japanese government to temporarily nationalize financially troubled Japanese banks under certain circumstances. Several banks have been nationalized in recent years, and some of these banks have subsequently been returned to private sector ownership. The economic situation was extremely severe from the late 1990s to the early 2000s due to decreases in demand, including personal consumption, business investment and housing investment, reflecting the deterioration in consumer and corporate sentiments arising from concerns about employment prospects and the direction of the domestic and world economies.
     Since JFY 2002, there have been some signs of recovery in the Japanese economy, such as increases in corporate profits, exports and production. The provisional real growth rate of Japan’s GDP was 2.0% for JFY 2003 and 1.9% for JFY 2004, and Japan’s nominal GDP also grew by 0.8% for JFY 2004. In JFY 2005, the Japanese economy is expected to experience a moderate recovery led by private-sector demand.
Economic Policies
     In recent years, the Japanese government has implemented a series of policies intended to stimulate the Japanese economy, including fiscal stimulus packages, looser monetary policy, structural reform efforts, assistance to financial institutions and monitoring of the exchange rate between the yen and the United States dollar and other currencies.
     In June 2001, the Japanese government proposed a new policy package entitled “Structural Reform of The Japanese Economy: Basic Policies for Macroeconomic Management”, and is continuing to carry out economic and fiscal structural reforms. Additional economic recovery programs were established during JFY 2001 in order to support the policy package.
     The Japanese government’s structural reform efforts continued in JFY 2002, including the following:
•	June 2002. The government announced the “Basic Policies for Economic and Fiscal Policy Management and Structural Reform 2002”, focusing on reform in the areas of tax and government expenditures as well as deregulation for potential high growth sectors. This reform was launched in an effort to restore fiscal primary balance and to reallocate economic resources, and in turn, to establish a more competitive economic system suitable for the 21st century.

•	October 2002. The Japanese government compiled its “Comprehensive Measures to Accelerate Reforms” to strengthen policies designed to revitalize the Japanese economy.

•	December 2002. The Japanese government implemented the “Program to Accelerate Reforms”, which supplements and bolsters the “Comprehensive Measures to Accelerate Reforms”, announced in October 2002. The Japanese government also began to privatize special public corporations pursuant to the “Reorganization and Rationalization Plan for Special Public Corporations”.

•	January 2003. Concluding that deflation and non-performing loans are the two problems that most urgently need to be addressed, the Japanese government issued “Reform and Perspectives—FY2002 Revision”, which sets forth a revised policy that builds on previous policy packages to accelerate structural reforms. One of the Japanese government’s aims, according to this policy, is to hold the ratio of its general expenditures to GDP at or below the ratio for JFY2002 through FY2006 and achieve a surplus in the primary balance in the early 2010s.
     Based on an evaluation of the progress of structural reform, the Japanese government issued the “Basic Policies for Economic and Fiscal Management and Structural Reform 2003” in June 2003. These basic policies set out seven reforms: regulatory reform and establishment of special structural reform zones; reform to direct funds to the private sector as well as financial and industrial revitalization; tax reform; employment and human resource strategy; reform of the social security system; reform of central and local governments; and reform of the budget formulation process. In line with these basic policies, the Japanese government undertook further structural efforts in JFY 2003, including the following:
•	efforts aimed to eliminate the problem of non-performing loans by JFY 2004,

•	establishment of special zones for structural reform for such purposes as promotion of services dedicated to the betterment of individuals’ lives and creation of new business opportunities,

•	a major job creation program,

•	a program for the promotion of foreign direct investment into Japan,

•	formulation of Measures to Reform and Vitalize the Securities Market in May 2003,

•	use of the Industrial Revitalization Corporation to support viable but struggling companies, following the enactment of the Industrial Revitalization Corporation Law in April 2003, and

•	capital infusion or public management of certain formerly private banks to prevent financial crises.
     Based on the “Basic Policies for Economic and Fiscal Management and Structural Report 2004”, the government’s task after JFY2005 is to make further full-fledged efforts towards the implementation of reforms carried out thus far, such as the principles of “from Public Sector to Private Sector” and “from the State to the Regions”, and to establish a basis for growth under the changing circumstances facing Japan, such as a population decrease and changes in the international environment. In addition, the government intends to ensure a breakaway from deflation through its policy efforts together with the Bank of Japan. Under the “Economic Outlook for FY2005 and Basic Economic and Fiscal Management Measures”, the Japanese government will:
•	drive regulatory reform and opening up to the private sector in the fields directly relating to daily lives and contributing to create business chances;

•	aim to achieve a financial system which is satisfactory from the point of view of users of financial services;

•	take appropriate measures regarding the proportional across-the-board tax credit, the taxation of housing, financial services and securities;

•	further promote expenditure reforms based on the “Basic Principles of FY2005 Budget Formulation”;

•	implement necessary measures for the reforms of the state subsidy system, the transfer of tax sources and the reform of local allocation tax;

•	practice reforms of the social security system; and

•	promote regional revitalization that expands responsibility and authority of local governments.
Gross Domestic Product and National Income
     The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2000 through JFY 2004.
     In November 2004, Japan announced revised GDP financial data for JFY 1994 through to JFY2003. The revisions were due to the implementation by Japan of a new chain-linking method for calculating GDP. The following data reflect the November 2004 revisions.
Gross Domestic Product

						Percentage
						of JFY
	JFY	JFY	JFY	JFY	JFY	2004
	2000	2001	2002	2003	2004	GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥286,116	¥285,235	¥284,302	¥283,749	¥285,809	56.5%
Public sectors	84,903	86,986	87,536	88,002	89,519	17.7

	371,019	372,221	371,838	371,751	375,328	74.2
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	80,783	76,061	71,537	75,378	78,391	15.5
Residential Construction	20,310	18,496	17,888	17,809	18,270	3.6
Public sectors	34,374	32,045	30,025	27,229	23,284	4.6

	135,467	126,602	119,450	120,416	119,946	23.7

Additions to Business Inventories
Private sectors	681	(1,366)	68	354	1,157	0.2
Public sectors	116	(44)	(23)	(67)	163	(0.0)

	797	(1,410)	45	287	1,320	0.3

Net Exports of Goods and Services	6,196	3,869	6,197	9,195	8,929	1.8

Nominal Gross Domestic Expenditures	¥513,478	¥501,281	¥497,530	¥501,649	¥505,522	100.0%

Real Gross Domestic Expenditures(a)	¥515,110	¥509,459	¥513,536	¥524,008	¥534,047

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	12,198	13,716	12,518	12,787	14,749
Less: Imports of Goods and Services and Other Payments Abroad	(5,248)	(5,174)	(4,477)	(4,001)	(4,721)

	6,950	8,542	8,041	8,786	10,028

Gross National Income	¥520,428	¥509,822	¥505,571	¥510,435	¥515,551

Percentage Changes of GDP from Previous Year
At Nominal Prices	1.0	-2.4%	-0.7%	0.8%	0.8%
At Real Prices(a)	2.5	-1.1	0.8	2.0	1.9
Deflator	-1.4	-1.3	-1.5	-1.2	-1.1

(a)	Real prices are based on calendar year 2000.

Source: Economic and Social Research Institute, Cabinet Office.

     The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2005.
     In November 2004, Japan announced revised GDP financial data for JFY 1994 through to JFY2004. The revisions were due to the implementation by Japan of a new chain-linking method for calculating GDP. The following data reflect the November 2004 revisions.
Quarterly Gross Domestic Product(a)

	JFY 2003			JFY 2004				JFY 2005
	Second	Third	Fourth	First	Second	Third	Fourth	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥498,687	¥502,469	¥507,513	¥504,399	¥503,953	¥504,999	¥508,180	¥508,220

Real Gross Domestic Expenditures(b)(c)	¥519,328	¥527,745	¥534,514	¥532,915	¥531,888	¥532,619	¥539,711	¥541,154

Percentage Changes of GDP from Corresponding Quarter of Previous Year
At Nominal Prices(d)	-0.0%	0.2%	3.2%	1.3%	1.3%	0.3%	0.3%	0.6%
At Real Prices(c)(d)	1.1	1.7	4.5	3.2	2.6	0.6	1.3	1.4
Deflator	-1.0	-1.5	-1.2	-1.8	-1.4	-0.4	-1.1	-0.8

(a)	Quarterly GDP financial data are subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on original GDP figures.

Source: Economic and Social Research Institute, Cabinet Office.
     The following table sets forth national income for JFY 1999 through JFY 2003.
National Income

	JFY	JFY	JFY	JFY	JFY
	1999	2000	2001	2002	2003
	(yen amounts in billions)
Domestic Factor Income	¥373,340	¥379,066	¥368,374	¥362,118	¥368,659
Net Income from Abroad	6,340	6,950	8,542	8,041	8,786

National Income at Current Prices	¥379,680	¥386,016	¥376,916	¥370,159	¥377,445

Percentage Changes of Income at Current Prices from Previous Fiscal Year	-1.7%	1.7%	-2.4%	-1.8%	2.0%

Source:	Economic and Social Research Institute, Cabinet Office.

Industry
     The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for 1999 through 2003. These figures have been revised to reflect the new method for calculating GDP, as discussed above.
GDP by Industrial Sectors (at nominal prices)

	1999	2000	2001	2002	2003
Industry
Agriculture, Forestry and Fisheries	1.5%	1.4%	1.3%	1.3%	1.3%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	21.9	21.9	20.8	20.4	20.8
Construction	7.6	7.4	7.2	6.9	6.8
Electric Power Generation, Gas and Water	2.8	2.8	2.9	2.8	2.8
Wholesale and Retail Trade	14.4	13.7	13.7	13.6	13.3
Finance and Insurance	6.0	6.1	6.6	6.8	7.0
Real Estate	12.8	13.0	13.3	13.7	13.9
Transportation and Communication	6.5	6.4	6.5	6.4	6.4
Services	19.9	20.3	20.5	20.8	20.9

Total	93.5	93.1	92.9	92.9	93.3
Public Services
Electric Power Generation, Gas and Water	0.9	0.9	1.0	1.0	1.0
Services	2.7	2.7	2.7	2.8	2.7
Public Administration	5.1	5.1	5.3	5.5	5.4

Total	8.6	8.7	9.0	9.2	9.2
Non-Profit Services	2.0	1.8	1.9	2.0	2.0

Total	104.1%	103.6%	103.7%	104.1%	104.4%

Source:	Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.
Energy
     The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 1999 through JFY 2003.

		Sources of Primary Energy Supplied
	Total Primary Energy
JFY	Supplied (peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
1999	23,141	51.2%	17.2%	12.9%	12.6%	6.0%
2000	23,537	51.0	17.8	12.3	13.1	5.8
2001	22,867	49.2	19.0	12.6	13.4	5.8
2002	22,980	49.7	19.5	11.6	13.5	5.7
2003	23,076	50.0	20.1	9.4	14.3	6.3

Source:	Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.
     The table below sets forth information regarding crude oil imports for JFY 2000 through JFY 2004.

	JFY	JFY	JFY	JFY	JFY
	2000	2001	2002	2003	2004(a)
Volume of imports (thousand kilo-liters per day)	689	652	671	671	666
Cost of imports (c.i.f. in billions of yen)	¥4,931	¥4,435	¥5,150	¥5,132	¥6,361
Average price (c.i.f. in yen kilo-liters)	¥19,617	¥18,645	¥21,034	¥20,955	¥26,154

(a)	Data for JFY2004 are provisional.

Source: Customs and Tariff Bureau, Ministry of Finance.
     Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Recently, as the geopolitical tension in the Middle East worsened and culminated in war in Iraq, crude oil prices increased significantly. While crude oil prices began to decrease for a few months after March 2003, they have been rising since June 2003.
     Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.
     The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 1999 through JFY 2003.

	JFY	JFY	JFY	JFY	JFY
	1999	2000	2001	2002	2003
Electric power generating capacity(a):			(megawatts)

Fossil Fuel	161,869	166,648	168,729	172,889	174,721
Nuclear	45,248	45,248	45,907	45,907	45,742
Hydro-electric	45,860	46,325	46,387	46,545	46,781
Other	567	617	708	787	1,043

Total	253,544	258,838	261,730	266,129	268,287

Electric power generation:

Fossil Fuel	650,448	669,177	658,475	710,575	745,488
Nuclear	316,616	322,050	319,859	295,095	240,013
Hydro-electric	95,577	96,817	93,872	91,801	104,138
Other	3,488	3,457	3,683	3,789	4,317

Total	1,066,130	1,091,500	1,075,890	1,101,260	1,093,956

(a)	At the end of fiscal year — March 31.

Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.
Price Indices
     The table below sets forth information concerning changes in Japan’s wholesale and consumer price indices for the periods indicated.

	Corporate Goods		Consumer Price
	Price Index(a)		Index(b)
		Annual		Annual
	Index(c)	% Change	Index	% Change
2000	100.0	0.0	100.0	-0.7
2001	97.7	-2.3	99.3	-0.7
2002	95.7	-2.0	98.4	-0.9
2003	94.9	-0.8	98.1	-0.3
2004	96.1	1.3	98.1	0.0

(a)	All commodities. Calendar year 2000=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.

(b)	General index. Calendar year 2000=100. Source: Consumer Price Index, Statistics Bureau & Statistics Center, Ministry of Public Management, Home Affairs, Posts and Telecommunications.

(c)	Indices are calculated using the monthly averages.
Labor
     Japan’s labor force (seasonally adjusted) expanded steadily until 1998 but has been decreasing since 1999. In 2003, average employment (seasonally adjusted) was estimated at 63.2 million, including 4.6% employed in agriculture, forestry and fisheries, 28.3% in mining, manufacturing and construction and 67.1% in services and other sectors. In 2004, average employment (seasonally adjusted) was estimated at 63.3 million, including 4.5% employed in agriculture, forestry and fisheries, 27.5% in industry and 68.0% in services and other sectors. The unemployment rate (seasonally adjusted) in Japan has gradually increased since 1993 and it ranged between 4.5% and 5.0% during 2004. The unemployment rate for the beginning of 2005 was 4.7% for February, 4.5% for March and 4.4% for April, the most recent three months for which statistics are available.
     The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

			Industrial
	Wage Index(a)		Production Index(b)
		Annual		Annual
	Index	% Change	Index	% Change
2000	100.0	0.1	100.0	5.7
2001	98.4	-1.6	93.2	-6.8
2002	95.5	-2.9	92.0	-1.3
2003	94.8	-0.7	95.0	3.3
2004	94.1	-0.7	100.2	5.5

(a)	Calendar year 2000=100. Source: Monthly Labour Survey, Ministry of Health, Labour and Welfare.

(b)	Calendar year 2000=100. Source: Ministry of Economy, Trade and Industry.

(c)	Indices are calculated using the monthly averages.

FOREIGN TRADE AND BALANCE OF PAYMENTS
Foreign Trade
     Japan is one of the leading trading nations of the world, ranking third to Germany and the United States in merchandise exports and ranking sixth in merchandise imports among the IMF member countries in 2003.
     Both imports and exports increased in 2000, and the trade surplus declined to ¥10,716 billion as imports grew faster than exports. In 2001, the trade surplus declined further to ¥6,564 billion due to a decrease in exports and an increase in imports, but in 2002 the trade surplus rebounded to ¥9,881 billion, as exports increased while imports decreased slightly. In 2003, the trade surplus increased further, as exports grew more than imports. This trend continued in 2004, and the trade surplus expanded to ¥11,954 billion as growth in exports outpaced growth in imports.
     The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value(a) Index		Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2000	100.0	100.0	100.0	100.0	100.0	100.0	100.0
2001	94.8	103.6	90.5	98.0	104.7	105.7	99.1
2002	100.9	103.1	97.7	100.0	103.2	103.2	100.1
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source: Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2000		2001		2002		2003		2004
	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥915	1.8%	¥916	1.9%	¥918	1.8%	¥900	1.7%	¥932	1.5%
Metals and Metal Products	2,852	5.5	2,889	5.9	3,227	6.2	3,388	6.2	4,061	6.6
Machinery and Equipment:
Ships	1,052	2.0	1,003	2.0	1,124	2.2	1,101	2.0	1,252	2.0
Motor Vehicles	6,930	13.4	7,211	14.7	8,775	16.8	8,895	16.3	9,214	15.1
TV and Radio Receivers	480	0.9	484	1.0	569	1.1	584	1.1	591	1.0
Motorcycles	562	1.1	574	1.2	561	1.1	533	1.0	596	1.0
Scientific and Optical Instruments	2,626	5.1	2,504	5.1	1,897	3.6	2,038	3.7	2,499	4.1
Other	26,717	51.7	23,749	48.5	24,616	47.2	26,146	47.9	29,547	48.1

Total Machinery and Equipment	38,367	74.3	35,525	72.5	37,542	72.0	39,297	72.0	43,698	71.4
Chemicals	3,805	7.4	3,739	7.6	4,174	8.0	4,525	8.3	5,221	8.5
Foods and Beverages	227	0.4	364	0.7	269	0.5	267	0.5	283	0.5
Other Exports	5,488	10.6	5,546	11.3	5,979	11.5	6,171	11.3	6,975	11.4

Grand Total	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥4,966	12.1%	¥5,251	12.4%	¥5,282	12.5%	5,105	11.5	¥5,302	10.8%
Raw Materials	2,642	6.5	2,586	6.1	2,522	6.0	2,659	6.0	3,079	6.3
Chemicals	2,855	7.0	3,101	7.3	3,239	7.7	3,458	7.8	3,816	7.8
Mineral Fuels:
Petroleum	4,819	11.8	4,718	11.1	4,573	10.8	5,328	12.0	6,065	12.3
Coal	583	1.4	753	1.8	786	1.9	744	1.7	1,094	2.2
Other	2,915	7.1	3,053	7.2	2,815	6.7	3,278	7.4	3,512	7.1

Total Mineral Fuel	8,317	20.3	8,524	20.1	8,174	19.4	9,350	21.1	10,671	21.7
Machinery and Equipment	12,924	31.6	13,216	31.2	13,434	31.8	13,974	31.5	15,394	31.3
Other Imports	9,234	22.6	9,738	23.0	9,576	22.6	9,817	22.1	10,954	22.3

Grand Total	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2000		2001		2002		2003		2004
JAPAN’S EXPORTS
Asia	¥21,254	41.1%	¥19,732	40.3%	¥22,439	43.1%	¥25,318	46.4%	¥29,637	48.5%
China	3,274	6.3	3,764	7.7	4,980	9.6	6,635	12.2	7,994	13.1
(Asia NIES)	12,356	23.9	10,626	21.7	11,805	22.7	12,803	23.5	15,103	24.7
(ASEAN)	7,381	14.3	6,592	13.5	6,970	13.4	7,080	13.0	7,893	12.9
Oceania	1,110	2.1	1,131	2.3	1,278	2.5	1,416	2.6	1,603	2.6
Australia	924	1.8	933	1.9	1,039	2.0	1,147	2.1	1,277	2.1
North America	16,162	31.3	15,509	31.7	15,791	30.3	14,267	26.2	14,557	23.8
U.S.A.	15,356	29.7	14,711	30.0	14,873	28.5	13,412	24.6	13,731	22.4
Canada	806	1.6	797	1.6	918	1.8	855	1.6	826	1.4
Central and South America	2,265	4.4	2,168	4.4	2,036	3.9	1,930	3.5	2,345	3.8
Western Europe	9,000	17.4	8,326	17.0	8,164	15.7	8,929	16.4	9,790	16.0
EU	8,432	16.3	7,810	15.9	7,663	14.7	8,351	15.3	9,462	15.5
Central and Eastern Europe, Russia etc.	271	0.5	297	0.6	364	0.7	554	1.0	841	1.4
Russia	61	0.1	87	0.2	118	0.2	204	0.4	337	0.6
Middle East	1,047	2.0	1,277	2.6	1,423	2.7	1,489	2.7	1,565	2.6
Africa	544	1.1	538	1.1	614	1.2	645	1.2	828	1.4

Total	¥51,654	100.0%	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%

JAPAN’S IMPORTS
Asia	¥17,063	41.7%	¥17,987	42.4%	¥18,358	43.5%	¥19,727	44.5%	¥22,224	45.2%
China	5,941	14.5	7,027	16.6	7,728	18.3	8,731	19.7	10,199	20.7
(Asia NIES)	5,008	12.2	4,642	10.9	4,440	10.5	4,512	10.2	5,044	10.2
(ASEAN)	6,424	15.7	6,604	15.6	6,465	15.3	6,780	15.3	7,298	14.8
Oceania	1,929	4.7	2,090	4.9	2,074	4.9	2,068	4.7	2,457	5.0
Australia	1,596	3.9	1,756	4.1	1,753	4.2	1,744	3.9	2,103	4.3
North America	8,728	21.3	8,622	20.3	8,140	19.3	7,704	17.4	7,680	15.6
U.S.A.	7,779	19.0	7,671	18.1	7,237	17.1	6,825	15.4	6,763	13.7
Canada	938	2.3	941	2.2	895	2.1	871	2.0	910	1.8
Central and South America	1,183	2.9	1,178	2.8	1,198	2.8	1,210	2.7	1,488	3.0
Western Europe	5,567	13.6	5,981	14.1	6,081	14.4	6,322	14.3	6,830	13.9
EU	5,043	12.3	5,412	12.8	5,482	13.0	5,670	12.8	6,209	12.6
Central and Eastern Europe, Russia etc.	624	1.5	623	1.5	570	1.3	653	1.5	814	1.7
Russia	494	1.2	468	1.1	410	1.0	490	1.1	617	1.3
Middle East	5,310	13.0	5,384	12.7	5,095	12.1	5,928	13.4	6,782	13.8
Africa	535	1.3	551	1.3	710	1.7	749	1.7	941	1.9

Total	¥40,938	100.0%	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%

Source:	The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Balance of Payments
     In 2000, the Current Account surplus slightly decreased to ¥12,876 billion, primarily due to a decrease in the Trade Balance surplus partially offset by a decrease in the deficit in Services. In 2001, the Current Account surplus decreased to ¥10,652 billion, principally due to a decrease in Exports and an increase in Imports. In 2002, however, the Current Account surplus rebounded to ¥14,140 billion, as Exports increased while Imports slightly decreased. In 2003, the Current Account surplus increased to ¥15,767 billion, primarily due to an increase in the Trade Balance and a decrease in the deficit in Services. In 2004, the Current Account surplus expanded further to ¥18,618 billion due to a substantial increase in exports that outpaced growth in imports.
Balance of Payments of Japan

	2000	2001	2002	2003	2004
Current Account	¥12,876	¥10,652	¥14,140	¥15,767	¥18,618
Balance on Goods and Services	7,430	3,212	6,469	8,355	10,196
Trade Balance(a)	12,372	8,401	11,550	11,977	13,902
Exports (f.o.b.)	49,526	46,584	49,480	51,934	58,295
Imports (f.o.b.) (a)	37,154	38,182	37,929	39,958	44,393
Services(a)	(4,942)	(5,189)	(5,081)	(3,622)	(3,706)
Income	6,505	8,401	8,267	8,281	9,273
Current Transfers	(1,060)	(960)	(596)	(870)	(851)
Capital and Financial Account(b)	(9,423)	(6,173)	(8,478)	7,734	1,737
Balance on Financial Account	(8,429)	(5,826)	(8,056)	8,201	2,250
Assets	(1,452)	343	322	1,280	(21,390)
Liabilities	(6,977)	(6,169)	(8,378)	6,921	23,640
Capital Account	(995)	(346)	(422)	(467)	(513)
Changes in Reserve Assets	(5,261)	(4,936)	(5,797)	(21,529)	(17,268)
Errors and Omissions	1,809	457	135	(1,972)	(3,088)

(a)	Numbers were revised on June 30, 2005, to reflect a new method of calculating shipments.

(b)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

Source: Balance of Payments Monthly, Bank of Japan.

Official Foreign Exchange Reserves
     The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

			IMF	Special
		Foreign	Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total
	(in millions)
2000	$6,737	$347,212	$5,253	$2,436	$361,638
2001	6,803	387,727	5,051	2,378	401,959
2002	8,542	451,458	7,203	2,525	469,728
2003	10,241	652,790	7,733	2,765	673,529
2004	10,776	824,264	6,701	2,802	844,543

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.
Foreign Exchange Rates
     The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the years indicated.

	2000	2001	2002	2003	2004
Average (Central Rate)	¥107.78	¥121.58	¥125.14	¥115.94	¥108.17
High	114.98	132.08	135.04	121.48	114.80
Low	101.46	113.57	115.63	106.93	101.83

Source: Foreign Exchange, Bank of Japan.

FINANCIAL SYSTEM
The Bank of Japan and Monetary Policy
     The Bank of Japan, with 55% of its capital owned by the government, is the central bank and sole bank of issue, as well as the depository and fiscal agent for the government. As of August 10, 2005, the Bank of Japan had total assets of ¥151,652 billion.
     In addition to issuing bank notes, the Bank of Japan executes monetary policy by adjusting the official discount rate and deposit reserve requirements and through its open market operations. In recent years, the Bank of Japan has implemented a policy of quantitative monetary easing by conducting money market operations to adjust the outstanding balance of the current accounts at the Bank. For example, in June 2005, the Bank of Japan’s policy board, headed by Governor Toshihiko Fukui, voted to maintain the target amount of the outstanding current accounts that private financial institutions may hold at the Bank of Japan to between ¥30 trillion and ¥35 trillion, to which it was raised in January 2004 from the previous range of between ¥27 trillion to ¥32 trillion.
     The following table sets forth the principal economic indicators relating to monetary policy from 2000 through 2004.

	Current			Monetary Base				Loan and Discounts
	Account			Average Amounts				Domestically Licensed
	Balance	Discount Rate(a)		Outstanding		Money (Stock)(b)		Banks
					Annual		Annual		Annual
		High	Low	Total	% Change	Total(c)	% Change	Total(d)	% Change
	(yen amounts in billions)
2000	¥5,538	0.50%	0.50%	¥64,508	7.6%	¥629,284	2.1%	¥463,916	-1.0%
2001	6,361	0.50	0.10	69,302	7.4	646,803	2.8	448,223	-3.4
2002	16,387	0.10	0.10	87,111	25.7	668,197	3.3	431,643	-3.7
2003	26,991	0.10	0.10	101,429	16.4	679,482	1.7	413,853	-4.1
2004	32,750	0.10	0.10	108,654	7.1	692,051	1.8	404,001	-2.4

(a)	Bank of Japan basic discount rate (the “official discount rate”).

(b)	Cash and demand, savings and time deposits, generally referred to as “M2 plus CD”.

(c)	Average amounts outstanding.

(d)	At the end of each calendar year indicated.

Source: Financial and Economic Statistics Monthly, Bank of Japan.
Government Financial Institutions
     The activities of private institutions are supplemented by a number of financial institutions under government supervision, whose senior officials are appointed or approved by the government and whose funds are supplied principally by the government. Among these are the Development Bank of Japan whose main purpose is to supplement and encourage the lending and other services provided by ordinary financial institutions, and Japan Bank for International Cooperation whose main purpose is to contribute to the sound development of Japan and the international economy and community through undertaking lending and other financial operations. They also include The Shoko Chukin Bank, Japan Finance Corporation for Municipal Enterprises, National Life Finance Corporation, The Government Housing Loan Corporation, Agriculture, Forestry and Fisheries Finance Corporation, The Okinawa Development Finance Corporation, and Japan Finance Corporation for Small and Medium Enterprise, whose purposes are to supplement private financing in their respective fields of activity.
Private Financial Institutions
     According to the Financial Service Agency, the private banking system included six city banks, as of April 15, 2005, and 113 local banks (including the Saitama Resona Bank), as of October 1, 2004, whose business corresponds roughly to that of commercial banks in the United States, as well as five major trust banks. In addition, one long-term credit bank mainly supplies long-term funds to industry for expenditures on plant and equipment.

     There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agriculture cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.
GOVERNMENT FINANCE
Revenues, Expenditures and Budgets
     The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.
     The Japanese government’s FY2005 budget was formed in accordance with following basic guidelines.
•	Based on the “Basic Policies for Economic and Fiscal Management and Structural Reform 2004”, the government is to maintain and strengthen its commitment in the fiscal restructuring policy, under which general expenditures and general account expenditures have been budgeted at an equal or below level of the previous year’s budget.

•	Reviews of all expenditure items will be carried out more strictly than ever before and containment of expenditure levels and prioritization and efficiency improvement in budget allocation will be implemented across the board, to improve the general government’s primary balance and restrain the issuance of government bonds to the minimum level.
     Based on the above concepts, the JFY 2005 budget sets the general account total expenditures at a level lower than the provisional general account total expenditures for JFY 2004.
     The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:
•	General Account. The General Account is used primarily to record operations in basic areas of governmental activity.

•	Special Accounts. Special Accounts are set up for certain government functions to achieve more effective budgetary control and administration. Special Accounts can be generally classified as follows: (i) government activities of a specialized nature such as postal services, postal savings, national forest services and road improvement, (ii) control programs under which certain items such as foodstuffs and foreign exchange are bought, financed and sold, (iii) insurance funds which transact all government insurance business, including welfare insurance, labor insurance and postal life insurance, (iv) investment accounts which invest in various loans and securities, including obligations of the government and Government Affiliated Agencies, and (v) other special accounts such as the Government Bonds Consolidation Fund.

•	Government Affiliated Agencies. Government Affiliated Agencies are government-owned corporations which consist of six financial corporations and two special banks.
     The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

     The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2000 through JFY 2003, the provisional results or budget for JFY 2004 and the budget for JFY 2005.
Summary of Consolidated General and Special Accounts(a)

					JFY
					2004
					(Provisional
					results as of
	JFY	JFY	JFY	JFY	December 31,	JFY
	2000	2001	2002	2003	2004)	2005 Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥93,361	¥86,903	¥87,289	¥85,623	¥88,634	¥82,183
Total Revenues, Special Accounts	341,146	396,224	399,746	385,755	427,705	449,150
Less: Inter-Account Transactions(b)	199,838	207,400	219,958	219,676	245,686	255,891

Total Consolidated Revenues	¥234,670	¥275,727	¥267,077	¥251,702	¥270,653	¥275,442

EXPENDITURES
Total Expenditures, General Account	¥89,321	¥84,811	¥83,674	¥82,416	¥88,526	¥82,183
Total Expenditures, Special Accounts	305,776	363,337	373,898	357,691	383,679	411,944
Less: Inter-Account Transactions(b)	195,631	199,805	212,196	209,253	220,267	254,472

Total Consolidated Expenditures	¥199,466	¥248,343	¥245,376	¥230,854	¥251,938	¥239,655

Surplus of Consolidated Revenues over Consolidated Expenditures	¥35,204	¥27,384	¥21,701	¥20,848	¥18,715	¥35,787

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.

(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.

Source: Budget, Ministry of Finance.

General Account

						JFY	JFY
						2004	2005
	JFY	JFY	JFY		JFY	Budget	(Initial
	2000	2001	2002		2003	(Revised (b))	budget)
	(in billions)
REVENUES
Tax and Stamp Revenues	¥50,712	¥47,948	¥43,833		¥43,282	¥44,041	¥44,007
Carried-over Surplus	5,339	4,040	2,092		3,615	1,491	52
Government Bond Issues	33,004	30,000	34,968		33,345	36,590	34,390
Income from operation	—	—	—		17	17	17
Gains from deposition of assets	—	—	—		441	262	256
Miscellaneous Receipts	4,306	4,915	6,396		2,923	4,478	3,461

Total Revenues	¥93,361	¥86,903	¥87,289		¥85,623	¥86,879	¥82,183

EXPENDITURES
Local Allocation Tax Grants, etc.	¥15,829	¥16,706	¥16,479		¥17,399	¥17,662	¥16,089
National Debt Service	21,446	15,829	15,600		15,544	18,278	18,442
Social Security	17,636	19,291	19,633		19,720	20,395	20,381
Public Works	11,910	10,820	9,162		9,359	8,903	7,531
Education and Science	6,872	6,677	6,731		6,472	6,230	5,723
National Defense	4,907	4,969	4,920		4,927	4,913	4,856
Government Employee Pensions and Others	1,418	1,350	1,282		1,207	1,132	1,069
Economic Assistance	1,012	961	838		900	782	740
Major Foodstuff Measures	247	738	735		744	675	675
Energy Measures	677	632	563		557	504	495
Small and Medium-sized Businesses	933	425	628		241	295	173
Transfer to the Industrial Investment Special Account	159	664	2,034		102	99	71
Financial aid upon repayment of Public Investments in connection with the Structural Reform	—	—	—		—	1,281	369
Miscellaneous	6,276	5,749	5,070		5,243	5,431	5,217
Contingencies	0	0	0		0	30	350
Other Expenditures	0	0	1	(a)	0	0	0

Total Expenditures	¥89,321	¥84,811	¥83,674		¥82,416	¥86,879	¥82,183

Surplus of Revenues over Expenditures	¥4,040	¥2,092	¥3,615		¥3,207	¥—	¥—

(a)	The JFY 2002 data include a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

(b)	As of the date of this Annual Report on Form 18-K, the provisional results for JFY 2004 General Accounts are not available.

Source: Budget, Ministry of Finance.

Special Accounts

									JFY
									2004
									(Provisional
									results as of		JFY
	JFY		JFY		JFY		JFY		December 31,		2005
	2000		2001		2002		2003		2004)		(Initial budget)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.			Rev.	Exp.	Rev.	Exp.
Trust Fund Bureau	¥16,406	¥12,879	¥—	¥—	¥—	¥—	¥—	¥—	¥—	¥—	¥—	¥—
Fiscal Loan Program Funds	—	—	58,453	55,544	45,027	41,418	52,104	48,418	61,673	57,984	51,971	48,311
Government Bonds Consolidation Fund	126,742	113,230	138,538	124,337	154,193	142,293	169,141	154,202	198,242	165,368	221,702	191,702
Foreign Exchange Fund	2,349	116	2,189	15	1,901	166	3,668	23	2,118	207	2,461	1,094
Local Allocation and Local Transfer Tax	54,995	53,999	61,005	60,273	64,573	63,889	67,427	66,673	69,865	68,205	71,410	70,189
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,097	550	1,144	621	1,013	474	1,685	1,156	2,394	2,064	2,454	2,399
National Schools(a)	3,157	2,872	2,974	2,854	3,293	2,985	3,006	2,959	—	—	—	—
Welfare Insurances	40,198	38,241	39,772	39,391	40,352	40,510	40,773	41,091	44,238	42,983	52,652	52,652
Seamen’s Insurances	84	87	83	86	75	79	76	73	72	72	69	67
National Hospitals(a)	1,148	1,087	1,078	1,059	1,034	993	1,006	973	—	—	—	—
National Advanced Medical Center	—	—	—	—	—	—	—	—	151	151	160	160
National Pensions	23,093	21,709	23,354	22,063	22,069	20,729	22,698	21,210	23,639	22,880	24,447	24,447
Foodstuff Control	4,148	4,135	4,092	4,083	3,969	3,960	3,509	3,454	2,844	2,844	3,323	3,323
Agricultural Mutual Aid Reinsurance	119	60	114	47	115	52	167	142	121	100	105	95
National Forest Service	513	505	505	500	522	512	530	523	579	583	516	516
National Land Improvement	658	636	620	603	611	578	597	559	590	572	540	540
Trade Reinsurance	139	40	192	37	242	79	269	20	355	158	327	151
Compensation Reinsurance for Motor Vehicle Damages	2,861	584	2,967	573	868	761	819	675	598	530	326	261
Harbor Improvement	605	555	552	510	508	482	451	432	475	472	353	353
Airport Improvement	525	475	559	528	516	479	506	476	517	501	497	497
Postal Service(b)	7,170	7,172	6,976	6,985	6,752	6,741	—	—	—	—	—	—
Postal Savings(b)	17,178	16,509	12,136	10,930	13,100	10,391	—	—	—	—	—	—
Postal Life Insurance(b)	19,247	14,021	19,030	15,087	18,218	18,218	—	—	—	—	—	—
Labor Insurance	8,319	7,662	8,848	8,294	8,870	8,100	8,122	7,313	8,204	7,492	8,672	8,125
Road Construction and Improvement	5,778	5,146	5,933	5,041	5,642	4,849	5,302	4,349	5,807	5,794	3,893	3,893
Others	4,617	3,504	5,110	3,876	6,280	5,159	3,900	2,970	5,224	4,718	3,270	3,170

Total Revenues and Expenditures(c)	¥341,146	¥305,776	¥396,224	¥363,337	¥399,746	¥373,898	¥385,755	¥357,691	¥427,705	¥383,679	¥449,150	¥441,944

(a)	Accounts abolished after April, 1, 2004.

(b)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.

(c)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.
Government Affiliated Agencies

									JFY		JFY
									2004		2005
	JFY		JFY		JFY		JFY		Budget		Budget
	2000		2001		2002		2003		(Revised)(a)		(Initial)
	(in billions)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
Total	¥7,019	¥6,988	¥6,584	¥6,628	¥5,864	¥5,997	¥5,433	¥5,206	¥5,528	¥5,325	¥5,073	¥4,678

(a)	As of the date of this Annual Report on Form 18-K, the JFY 2004 provisional results are not available.

Source: Budget, Ministry of Finance.
Tax Structure
     The central government derives tax revenues through taxes on income, consumption and property. The taxes on income, consumption and property account for 54.6%, 40.4% and 5.0%, respectively, of the total central government tax revenues in the JFY 2005 budget.
     The individual income tax is progressive, with rates ranging from 10% to 37% of taxable income. Interest income is generally taxed at the rate of 20%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax is based on a rate of 30% except that, for small and medium corporations, the first ¥8 million of income is taxed at 22%. In addition, individuals and corporations are subject to local income taxation.
     Currently, the consumption tax rate is 5%, including 1% for local consumption tax.
     In JFY 2003 and 2004, the Japanese government implemented numerous tax measures intended to stimulate the Japanese economy. These measures include tax cuts in the total amount of ¥1.5 trillion in JFY 2004. Also, a new tax treaty was signed between Japan and the United States in November 2003 and became effective in March 2004, which is expected to contribute to the economic revitalization of Japan. For example, the treaty provides a significant reduction in the withholding tax rate for investment income, which includes dividends, interest and royalties.
Fiscal Investment and Loan Program (“Zaito”)
     The Fiscal Investment and Loan Program is formulated at the same pace as the General Account budget. The plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.
     The Fiscal Investment and Loan Program system was fundamentally changed on April 1, 2001 from a scheme with compulsory deposit of Postal Savings and Pension Reserves into a fund-raising scheme to raise in the financial markets only the necessary amount of funds for Fiscal Investment and Loan Program agencies’ projects.
     Under the Zaito plan, funds are lent to government-related entities such as public corporations, special accounts and local governments. The total funds allocated under the initial plan for JFY 2005 is ¥17,152 billion. The sources of funds for the plan in JFY 2005 are the Fiscal Loan Fund (¥11,034 billion), Postal Savings Fund (¥430 billion), Postal Life Insurance Fund (¥750 billion), the Industrial Investment Special Account (¥106 billion), government-guaranteed domestic bonds (¥4,123 billion) and government-guaranteed foreign bonds (¥709 billion).
     The following table shows the uses of funds allocated under the initial plan for the periods indicated.

	JFY	JFY	JFY	JFY	JFY
	2001	2002	2003	2004	2005
	(in billions)
Housing	¥9,734	¥6,171	¥3,276	¥1,537	¥1,278
Living Environment	6,468	5,756	5,249	5,375	3,941
Social Welfare	1,253	1,019	1,018	1,042	787
Education	922	881	855	842	844
Small and Medium-sized Businesses	5,248	4,734	4,212	3,890	3,797
Agriculture, Forestry and Fisheries	788	695	807	888	522
National Land Preservation and Reconstruction in the Event of Disaster	752	712	802	593	463
Road Construction	3,633	3,666	3,978	3,661	3,175
Transportation and Communications	747	617	678	438	414
Regional Development	1,118	1,058	1,054	817	572
Industry/Technology	326	195	291	333	261
Trade/Economic Cooperation	1,559	1,287	1,191	1,075	1,098

Total	¥32,547	¥26,792	¥23,412	¥20,489	¥17,152

DEBT RECORD
     There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.
JAPAN PUBLIC DEBT
     The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.
     Japan’s fiscal conditions are extremely severe, with outstanding government bonds expected to reach nearly 538 trillion yen at the end of JFY2005. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 42.1% under the revised budget for JFY2004 and 41.8% under the initial budget for JFY2005. The Japanese government is to continue promoting fiscal structural reform from both aspects of expenditures and revenues, with the goal of achieving a primary surplus in the early 2010s.
Summary of Japan’s Public Debt

	Funded		Floating
At the end of JFY	Internal	External	Internal
	(in billions)	(in thousands)	(in billions)
2000	¥414,596	—	¥120,991
2001	478,233	—	129,079
2002	526,058	—	142,702
2003	523,970	—	179,178
2004	584,701	—	196,850
     As of March 31, 2005, Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥54,305 billion and of various external obligations aggregating the equivalent of ¥3,762 billion.
     The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2006 for the periods indicated.
Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2006	¥200,707
2007	84,318
2008	67,167
2009	53,101
2010 to 2035	338,552

Total	¥743,845

INTERNAL DEBT
Direct Debt of the Japanese Government
   Funded Debt

			Principal
			Amounts
			Outstanding as
			of March 31,
			2005
Title and Interest Rate	Year of Issue	Year of Maturity	(in millions)
1. Bonds
Interest-Bearing Treasury Bond — 30 years, 17 Series (1.1-2.9%)	1999-2005	2029-2034	¥6,301,400
Interest-Bearing Treasury Bond — 20 years, 74 Series (0.8-7.3%)	1986-2005	2007-2025	51,476,047
Interest-Bearing Treasury Bond — 15 years, 26 Series (variable rate)	2000-2005	2015-2020	25,279,700
Interest-Bearing Treasury Bond — 10 years, 90 Series (0.5-4.0%)	1995-2005	2005-2015	279,964,055
Interest-Bearing Treasury Bond for Individual Investors — 10 years, 9 Series (variable rate)	2003-2005	2013-2015	10,125,508
Inflation-Indexed Bonds — 10 years, 3 Series (0.5-1.2%)	2004	2014	894,299
Interest-Bearing Treasury Bond — 6 years, 7 Series (0.7-1.6%)	1999-2001	2005-2007	8,076,868
Interest-Bearing Treasury Bond — 5 years, 42 Series (0.2-1.3%)	2000-2005	2005-2010	133,154,276
Interest-Bearing Treasury Bond — 2 years, 24 Series (0.1-0.2%)	2003-2005	2005-2007	57,960,553
Discount Treasury Bond — 5 years, 3 Series	2000	2005	212,072
Discount Treasury Bond — 3 years, 4 Series	2002	2005	498,045
6% Bereaved Family Treasury Bond, 9 Series	1996-2004	2005-2013	14
6% Repatriation Treasury Bond, 8 Series	1995-2002	2005-2012	0
Non-interest Special Benefit Treasury Bond, 1 Series	2003	2013	3
Non-interest Repatriation Special Benefit Treasury Bond, 8 Series	1995-2002	2005-2012	1
Non-interest Special Benefit Treasury Bond IV, 2 Series	1996-2003	2006-2013	22
Non-interest Special Benefit Treasury Bond X, 5 Series	1995-2003	2005-2013	432
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2001	2006	162
Non-interest Special Benefit Treasury Bond XIV, 1 Series	2000	2005	0
Non-interest Special Benefit Treasury Bond XVII, 8 Series	1996-2004	2006-2014	4,451
Non-interest Special Benefit Treasury Bond XVIII, 1 Series	1996	2006	7,058
Non-interest Special Benefit Treasury Bond XIX, 2 Series	2000-2004	2005-2009	1
Non-interest Special Benefit Treasury Bond XX, 1 Series	2001	2006	14
Non-interest Special Benefit Treasury Bond XXI, 2 Series	2003-2004	2007-2009	127
Non-interest Special Benefit Treasury Bond XXII, 2 Series	2003-2004	2013-2014	268,146
Non-interest Treasury Bond for Special Condolence VI, 1 Series	1995	2005	54,736
Non-interest Treasury Bond for Special Condolence VII, 1 Series	1999	2005	2,345

Total Bonds			¥574,274,332

2. Borrowings
Extraordinary Military Expenditure(a)	1943-1945		41,422
Local Allocation and Local Transfer Tax(b)	1995	2005	119,240
JNR Settlement Corporation	1991-1995	2005-2011	67,735
Ex-Japan National Railways	1987-1995	2005-2011	2,532,679
Honshu-Shikoku Bridge Authority	2003	2009-2011	154,900
National Property Special Consolidation Fund (1.1-2.9%)	1997-2001	2008-2014	171,485
National Schools (0.5-8.0%)	—	—	0
National Center for Advanced and Specialized Medical Care (0.5-8.5%)	1980-2005	2005-2030	235,064
National Forest Service (0.273-3.4%)	1996-2005	2005-2033	1,279,558
Government Operated Land Improvement Project (0.7-8.0%)	1980-2005	2010-2029	838,200
Airport Improvement (0.0-6.6%)	1987-2005	2007-2035	927,700
Finance for Urban Redevelopment (0.8-3.65%)	1995-2005	2005-2013	119,389
Petroleum and Sophisticated Structure of Energy of Supply and Demand (0.48-5.5%)	2000-2005	2005-2017	584,752

Total Borrowings			¥7,072,124

Total Direct Internal Funded Debt			¥581,346,465

(a)	Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

(b)	Represents borrowing which was transferred from a Special Account to the General Account by recent legislation.

     Floating Debt

			Principal Amounts
			Outstanding as of
			March 31, 2005
Title	Interest	Year of Maturity	(in millions)
1. Bonds
Financing Bills			¥96,076,160
Treasury Financing Bills	Non-interest bearing	2005	0
Food Financing Bills	Non-interest bearing	2005	525,000
Foreign Exchange Financing Bills	Non-interest bearing	2005	94,720,660
Fiscal Loan Fund Financing Bills	Non-interest bearing	2005	0
Oil Financing Bills	Non-interest bearing	2005	830,500
Treasury Bills, 18 Series	Non-interest bearing	2004-2005	33,395,850
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	1,698,679
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	45,939
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	171,526
Note in Substitution for Currency of the Asian Development Bank	Non-interest bearing	Payable on demand	883
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	108,485
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	55,234
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	20,020
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	914
Note in Substitution for Currency of the African Development Bank	Non-interest bearing	Payable on demand	550
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Common Fund for Commodities (First Account)	Non-interest bearing	Payable on demand	1,523
Note in Substitution for Currency of the Common Fund for Commodities (Second Account)	Non-interest bearing	Payable on demand	0
Note in Substitution for Currency of the European Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	5,706
Total Bonds			¥227,658,350
2. Borrowings
Local Allocation and Local Transfer Tax	0.001%-0.9%	2005	¥50,223,333
Welfare Insurance	0.6%-0.9%	2005	1,479,228
Special Accounts for Petroleum and Sophisticated Structure of Energy of Supply and Demand	0.021%-0.025%	2005-2006	337,500
Total Borrowings			¥52,040,061
Total Direct Internal Floating Debt			¥279,698,411
Total Direct Internal Debt			¥861,044,876

Debt Guaranteed by the Japanese Government

				Principal Amounts
				Outstanding as of
				March 31, 2005
Title	Interest	Year of Issue	Year of Maturity	(in millions)
1. Bonds Issued by Government-Affiliated Corporations
National Life Finance Corporation	0.40-1.50%	2000-2005	2005-2015	¥655,000
The Government Housing Loan Corporation	1.30-1.90%	2000-2001	2010-2011	711,600
Agriculture, Forestry and Fisheries Finance Corporation	0.50-1.50%	2001-2003	2006-2013	41,000
Japan Finance Corporation for Small and Medium Enterprise	0.20-3.30%	1996-2005	2005-2014	2,685,000
Japan Finance Corporation for Municipal Enterprises	0.50-3.70%	1995-2005	2005-2015	16,021,230
Development Bank of Japan	0.80-3.10%	1996-2005	2006-2015	400,000
Japan Highway Public Corporation	0.50-3.40%	1995-2005	2005-2015	8,712,780
Metropolitan Expressway Public Corporation	0.90-3.30%	1995-2005	2005-2015	1,078,630
Incorporated Administrative Agency—Japan Water Agency	2.60-3.40%	1995-1997	2005-2007	50,000
Hanshin Expressway Public Corporation	0.50-3.30%	1996-2005	2006-2015	685,710
Japan Railway Construction, Transport and Technology Agency	1.20-3.70%	1995-1999	2005-2009	555,144
Narita International Airport Corporation	0.60-1.50%	2002-2005	2012-2015	71,763
Japan Oil, Gas and Metals National Corporation	2.00-3.30%	1996-1998	2005-2008	3,222
Honshu-Shikoku Bridge Authority	0.60-3.00%	1995-2005	2005-2015	324,880
Urban Renaissance Agency	1.90-3.30%	1995-1999	2005-2009	180,050
Welfare and Medical Service Agency	2.60-3.30%	1995-1997	2005-2007	40,020
Japan Bank for International Cooperation	2.90-3.00%	1995-1996	2005-2006	25,000
Deposit Insurance Corporation of Japan	0.10-1.50%	2001-2005	2005-2012	12,180,000
Banks’ Shareholdings Purchase Corporation	0.30-0.70%	2004-2005	2008-2009	200,000
Electric Power Development Co., Ltd.	1.10-3.30%	1995-2001	2005-2011	556,170
Kansai International Airport Co., Ltd.	0.20-3.30%	1996-2004	2006-2014	524,710
Trans-Tokyo Bay Highway Corporation	2.10-3.40%	1995-1997	2005-2007	173,350
Organization for Promoting Urban Development	0.80-3.30%	1996-2005	2006-2015	6,105
Central Japan International Airport Co., Ltd.	0.80-2.10%	1999-2004	2009-2014	222,320

Total				¥46,103,684

2. Borrowings of Government-Affiliated Corporations
Japan Oil, Gas and Metals National Corporation	0.568-0.860%	2002-2005	2005-2008	¥339,889
Japan Nuclear Cycle Development Institute	0.4576-0.803%	2003-2005	2006-2007	10,982
Environmental Restoration and Conservation Agency of Japan	0.682%	2004	2007	500
Incorporated Administrative Agency—Agriculture, Forestry and Fisheries Credit Foundations	0.859-1.227%	2003-2004	2007-2008	4,839
Incorporated Administrative Agency—Farmers Pension Fund	0.603-1.300%	2002-2005	2007-2010	308,745
Japan Railway Construction, Transport and Technology Agency	0.3019-0.4724%	2004-2005	2005-2006	52,905
Deposit Insurance Corporation of Japan	0.001-0.038%	2004-2005	2005-2006	4,690,400
Organization for Environment Improvement around Airport	0.750-2.300%	2001-2005	2005-2009	1,109
Life Insurance Policyholders Protection Corporation of Japan	0.590-0.70%	2005	2010	81,500
Industrial Revitalization Corporation Japan	0.001-0.024%	2004-2005	2005	835,500
Organization for Promoting Urban Development	0.745-1.400%	2002-2005	2005-2008	579,608
Banks’ Shareholdings Purchase Corporation	0.001-0.110%	2004-2005	2005-2006	1,264,109
Japan Environmental Safety Corporation	0.485-0.830%	2004-2005	2008-2009	30,950

Total				¥8,201,035

Total Internal Debt Guaranteed by the Japanese Government				¥54,304,719

EXTERNAL DEBT
Debt Guaranteed by the Japanese Government

				Principal Amounts		Principal Amounts
				Outstanding as of		Outstanding as of
				March 31, 2005		March 31, 2005
	Interest	Year of Loan	Year of Maturity	(in thousands)		(in thousands)
Development Bank of Japan	6.875%	1999	2011		$750,000	€—
	5.625%	2001	2011		€750,000	750,000
	1.050-2.875%	1996-2004	2006-2028		¥505,000,000	—
Japan Bank for International Cooperation	4.125-7.125%	1993-2005	2005-2014		$5,050,000	—
	3.250-4.500%	2003-2004	2008-2014		€1,750,000	1,750,000
	0.350-2.875%	1995-2003	2005-2008		¥120,000,000	—
	5.750%	1997	2007	DM	1,000,000	511,292
	8.000%	1997	2007		£400,000	—
	5.750-6.625%	1996-1997	2007-2008	FFr	3,500,000	533,572
Japan Finance Corporation for Municipal Enterprises	5.875-7.375%	1995-2001	2005-2011		$2,950,000	—
	3.000-5.000%	1995-1998	2005-2008	SFr	460,000	—
	5.000-6.875%	1995-1998	2005-2008	DM	700,000	357,904
	5.750-8.375%	1996-1999	2006-2019		£300,000	—
	5.750%	1997	2007	DFL	300,000	136,134
	5.875%	1997	2007	FFr	1,000,000	152,449
	6.750%	1997	2007	NZ$	100,000	—
	4.500%	2004	2014		€900,000	900,000
	1.350-1.550%	2002-2003	2012-2013		¥330,000,000	—
Japan Finance Corporation for Small and Medium Enterprise	floating rate	2002	2009		€300,000	600,000
	4.125%	2003	2010		€300,000
	1.100%	2004	2011		¥40,000,000	—
Japan Highway Public Corporation	3.375-7.500%	1995-2004	2005-2013		$3,750,000	—
The Metropolis of Tokyo	6.125-7.125%	1996-2001	2006-2011		$1,030,000	—
	5.750%	1997	2007	FFr	1,700,000	259,163
	4.500%	1999	2009		€150,000	150,000
Yokohama City	3.250-3.750%	1997-1999	2007-2009	SFr	235,000	—
	6.500-7.000%	1995-1999	2005-2009		$530,000	—
Kobe City	6.500%	1995	2005		$230,000	—
Electric Power Development Co., Ltd.	5.625%	1997	2007	FFr	1,800,000	274,408
	1.800%	2000	2010		¥38,000,000	—
	4.875%	1999	2006		€250,000	250,000
Kansai International Airport Co., Ltd.	7.250%	1996	2006		$200,000	—
	7.375%	1997	2007		£115,000	—
	3.250%	1998	2005	SFr	220,000	—
Trans-Tokyo Bay Highway Corporation	6.875%	1996	2006		$200,000	—
	3.750-4.000%	1996-1997	2006-2007	SFr	390,000	—

	Totals by currency				$14,690,000	€—
				SFr	1,305,000	—
				DM	1,700,000	869,196
				FFr	8,000,000	1,219,592
					£815,000	—
					€4,400,000	4,400,000
					¥1,033,000,000	—
				DFL	300,000	136,134
				NZ$	100,000	—

						€6,624,922

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS
     The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 31, 2005.

Organization	Subscription Amount
	(in millions)
International Monetary Fund	$20,113	(a)
International Bank for Reconstruction and Development	15,321	(b)
International Development Association	26,515	(c)
International Finance Corporation	141	(d)
International Fund for Agricultural Development	265	(e)
Multilateral Investment Fund	500	(e)
Multilateral Investment Guarantee Agency	97	(f)
Asian Development Bank	8,547	(g)
African Development Bank	1,838	(h)
African Development Fund	2,653	(h)
European Bank for Reconstruction and Development	2,317	(i)
Inter-American Development Bank	5,050	(j)
Inter-American Investment Corporation	24	(k)

(a)	Equivalent of SDR13,312.8 million. Of Japan’s past subscriptions, 4% was initially paid in gold, 19% in SDRs and 77% in yen, including non-interest bearing demand notes payable in yen.

(b)	Of this amount, 6% has been paid and the balance is callable by the IBRD if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the IBRD.

(c)	As stated in IDA Financial Statements as of June 30, 2004.

(d)	As stated in IFC Financial Statements as of June 30, 2004.

(e)	As of May 18, 2005 (IFAD staff data).

(f)	As stated in MIGA Financial Statements as of June 30, 2004.

(g)	Of this amount, 7% represents paid-in capital and the balance is callable by the ADB if required to meet its obligations in respect of funds borrowed or indebtedness guaranteed by the ADB.

(h)	As stated in AfDB / AfDF Financial Statements as of December 31, 2004.

(i)	Equivalent of €1,703.50 million. The amount in US dollar as of December 31, 2003, the end of the fiscal year of the EBRD.

(j)	Includes $5,050 million as a subscription to ordinary capital and $622 million as a contribution to the IADB’s Fund for Special Operations. As stated in IDB Financial Statements as of December 31, 2004.

(k)	As stated in IIC Financial Statements as of December 31, 2004.